Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 1st Quarter 2007

Lynchburg, Va., April 20, 2007.........Bank of the James Financial Group, Inc. (OTCBB:BOJF) (the "Company") (quarterly consolidated results unaudited) reported today total net income after tax of $398,000 or $0.17 per basic share ($0.16 diluted) for the quarter ended March 31, 2007 compared to net income of $356,000 or $0.18 per basic share ($0.17 diluted) for the respective period a year ago.

We are pleased that same quarter net income increased by 11.8%. The slight decrease in earnings per basic and diluted share primarily resulted from the increase in additional shares outstanding as a result of the common stock offering which concluded at the end of December, 2006.

Robert R. Chapman III, the Company's President commented, "To see a double digit increase in our earnings from same quarter last year affirms our belief that Region 2000 continues to be an attractive banking market. We believe that we have an opportunity to increase our presence as long as we continue to provide exceptional customer service at Bank of the James, Bank of the James Mortgage, and BOTJ Investment Group. We believe this strategy will keep us on the path of achieving our long range strategic plan of becoming the pre-eminent financial institution in Region 2000."

Our net interest income increased as compared to the same period a year ago as a direct result of the growth of our balance sheet, specifically our interest-earning assets. Loans, net of unearned income and loan loss provision, increased from $187,469,000 as of December 31, 2006 to $196,549,000 as of March 31, 2007, an increase of $9,080,000 or 4.8%. Management expects that the additional equity raised in the recent capital offering, approximately $5,147,000, will allow the Bank, among other things, to continue to grow its loan portfolio.

The growth in loans was partially funded by a modest increase in deposits which grew from $201,789,000 as of December 31, 2006 to $203,729,000 as of $1,940,000 or 1.0%. The remaining loan growth was funded with federal funds purchased, overnight repurchase agreements or "sweep" accounts, as well as the additional equity capital mentioned above.

The result of the increase in loans and deposits was an increase in net interest income to $2,308,000 for the three month period ended March 31, 2007 from $2,134,000 as of the same period a year ago, which is an increase of $174,000 or 8.2%. This increase was partially offset by a decrease in the net interest margin to 4.23% for the period ended March 31, 2007 from 4.64% for the same period a year ago. The decrease in net interest margin is primarily attributable to maturing certificates of deposit repricing at higher rates.

Return on average assets and return on average equity in the first quarter 2007 was 0.69% and 7.33% respectively, as compared to 0.74% and 9.66% in the same period a year ago. The decrease in these ratios was expected due to the increase in equity capital as a result of the recent stock offering.

A significant portion of the increase in net income was the direct result of the increase in non interest income. Non interest income increased to $633,000 for the period ended March 31, 2007 from $449,000 for the same period a year ago, an increase of $184,000 or 41.0%. Non interest income is mainly comprised of fees generated through the origination of mortgage loans at Bank of the James Mortgage, a division of Bank of the James, and commissions on the sale of investment products through the Company's wholly-owned subsidiary, BOTJ Investment Group, Inc.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates seven full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol "BOJF" (some web sites require "BOJF.OB" to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "intend," "anticipate," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the "Company") undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the "Bank"), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000's) except ratios and percent data

unaudited
Selected Data:	Three months ending Mar 31, 2007	Three months ending Mar 31, 2006	Change	Year to date Mar 31, 2007	Year to date Mar 31, 2006	Change
Interest income	$4,093	$3,342	22.47%	$4,093	$3,342	22.47%
Interest expense	1,785	1,208	47.76%	1,785	1,208	47.76%
Net Interest income	2,308	2,134	8.15%	2,308	2,134	8.15%
Provision for loan losses	151	218	-30.73%	151	218	-30.73%
Noninterest income	633	449	40.98%	633	449	40.98%
Noninterest expense	2,186	1,813	20.57%	2,186	1,813	20.57%
Income taxes	206	196	5.10%	206	196	5.10%
Net income	398	356	11.80%	398	356	11.80%
Weighted Average Shares Outstanding	2,310,884	2,002,993	15.37%	2,310,884	2,002,993	15.37%
Basic net income per share	$0.17	$0.18	$(0.01)	$0.17	$0.18	$(0.01)
Fully diluted net income per share	$0.16	$0.17	$(0.01)	$0.16	$0.17	$(0.01)

Balance Sheet at period end:	Mar 31, 2007	Dec 31, 2006	Change	Mar 31, 2006	Dec 31, 2005	Change
Loans, net	$196,549	$187,469	4.84%	$161,901	$155,480	4.13%
Total securities	24,685	26,192	-5.75%	23,604	23,919	-1.32%
Total deposits	203,729	201,789	0.96%	180,091	173,956	3.53%
Stockholders' equity	22,604	21,931	3.07%	14,965	14,675	1.98%
Total assets	236,588	232,709	1.67%	202,616	195,852	3.45%
Shares Outstanding	2,318,601	2,296,424	22,177	2,003,764	2,001,309	2,455
Book value per share	9.75	9.55	0.20	7.47	7.33	$0.14

Daily averages:	Three months ending Mar 31, 2007	Three months ending Mar 31, 2006	Change	Year to date Mar 31, 2007	Year to date Mar 31, 2006	Change
Loans, net	$192,939	$158,948	21.38%	$192,939	$158,948	21.38%
Total securities	26,043	24,602	5.86%	26,043	24,602	5.86%
Total deposits	200,074	173,000	15.65%	200,074	173,000	15.65%
Stockholders' equity	22,031	14,949	47.37%	22,031	14,949	47.37%
Interest earning assets	221,517	186,321	18.89%	221,517	186,321	18.89%
Interest bearing liabilities	180,246	155,677	15.78%	180,246	155,677	15.78%
Total Assets	233,794	195,994	19.29%	233,794	195,994	19.29%

Financial Ratios:	Three months ending Mar 31, 2007	Three months ending Mar 31, 2006	Change	Year to date Mar 31, 2007	Year to date Mar 31, 2006	Change
Return on average assets	0.69%	0.74%	(0.05)	0.69%	0.74%	(0.05)
Return on average equity	7.33%	9.66%	(2.33)	7.33%	9.66%	(2.33)
Net Interest Margin	4.23%	4.64%	(0.42)	4.23%	4.64%	(0.42)
Efficiency ratio	74.33%	70.19%	4.14	74.33%	70.19%	4.14
Average Equity to average assets	9.42%	7.63%	1.80	9.42%	7.63%	1.80

Allowance for loan losses:	Three months ending Mar 31, 2007	Three months ending Mar 31, 2006	Change	Year to date Mar 31, 2007	Year to date Mar 31, 2006	Change
Beginning balance	$2,091	$1,777	17.67%	$2,091	$1,777	17.67%
Provision for losses	151	218	-30.73%	151	218	-30.73%
Charge-offs	(68)	(61)	11.48%	(68)	(61)	11.48%
Recoveries	5	31	-83.87%	5	31	-83.87%
Ending balance	2,179	1,965	10.89%	2,179	1,965	10.89%

Nonperforming assets:	Mar 31, 2007	Dec 31, 2006	Change	Mar 31, 2006	Dec 31, 2005	Change
Total nonperforming loans	1,026	646	58.82%	487	261	86.59%
Other real estate owned	536	535	0.19%	375	-	-
Total nonperforming assets	1,562	1,181	32.26%	862	261	230.27%

Asset quality ratios:	Mar 31, 2007	Dec 31, 2006	Change	Mar 31, 2006	Dec 31, 2005	Change
Nonperforming loans to total loans	0.52%	0.34%	0.18	0.30%	0.17%	0.13
Allowance for loan losses to total loans	1.10%	1.10%	(0.01)	1.20%	1.13%	0.07
Allowance for loan losses to nonperforming loans	212.38%	323.68%	(111.31)	403.49%	680.84%	(277.35)